Exhibit (a)(5)(D)

BDSI EMPLOYEE FAQ - March 4, 2022

1.	Will employees eligible for a merit increase still receive it and will it be based on performance reviews?

Answer: Eligible employees will receive merit increases effective March 12 consistent with BDSI policy and past practices, including performance reviews.

2.	Can the blackout period be lifted so employees can trade prior to the deal close?

Answer: BDSI will not be altering its insider trading policies or practices. Consistent with past practices, written notice will be sent to employees when the blackout period ends.

3.	Will accrued, unused paid time off (PTO) be paid out during separation?

Answer: Under BDSI’s policy, accrued but unused PTO is paid out to a terminated employee (so long as the termination is not for cause) at the time of termination. Collegium has agreed to honor that policy, meaning that if your employment is terminated in connection with the closing of the Merger, you can expect to be compensated for the accrued but unused PTO you have as of the date of termination of your employment, as you would be under BDSI’s PTO policy.

4.	How much does COBRA cost?

Answer: The cost of COBRA is dependent upon benefit selections made by each employee. Employees may contact BDSI HR with questions about the anticipated cost of COBRA.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Offer described in this communication commenced on February 18, 2022, and this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of BDSI or any other securities. On February 18, 2022, the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, was filed with the Securities and Exchange Commission (the “SEC”) by Collegium and its acquisition subsidiary, and a Solicitation/Recommendation Statement on Schedule 14D-9 was filed with the SEC by BDSI. The Offer to purchase the outstanding shares of the common stock of BDSI will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which is named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by BDSI under the “Investors” section of BDSI’s website at www.bdsi.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements made in this communication that are not statements of historical fact, including statements about BDSI’s beliefs and expectations and statements about the Offer and Collegium’s proposed acquisition of BDSI, including the timing of and closing conditions to the acquisition, and the potential effects of the pending acquisition on BDSI are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the possibility that various closing conditions set forth in the merger agreement may not be satisfied or waived, including uncertainties as to the percentage of BDSI’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the effect of the announcement of the proposed acquisition on the ability of BDSI to retain and hire key personnel and maintain relationships with customers, strategic partners, suppliers, regulatory authorities and others with whom BDSI does business, or on BDSI’s operating results and business generally; the risk that BDSI and Collegium may be unable to obtain governmental and regulatory approvals required for the Transactions, or that required governmental and regulatory approvals may delay the Transactions or cause the parties to abandon the proposed Transactions; the impact of legislative, regulatory, competitive and technological changes; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed in filings that BDSI makes with the SEC, including the “Risk Factors” section of BDSI’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents to be filed by Collegium, its acquisition subsidiary and BDSI. The forward-looking statements contained in this communication are made as of the date hereof, and BDSI undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.